Exhibit 4.6

AMENDMENT NO. 1 TO CREDIT AGREEMENT
AND PARENT JOINDER AGREEMENT

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT AND PARENT JOINDER AGREEMENT (this “Amendment”), dated as of September 28, 2015, among BLUE BIRD CORPORATION (f/k/a Hennessy Capital Acquisition Corp.), a Delaware corporation (the “Parent”), SCHOOL BUS HOLDINGS INC., a Delaware corporation (“School Bus Holdings”), PEACH COUNTY HOLDINGS INC., a Delaware corporation, and BLUE BIRD GLOBAL CORPORATION (f/k/a Blue Bird Corporation), a Delaware corporation (collectively, the “Intermediate Parents”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), each other Loan Party party hereto, each Lender party hereto and Société Générale (acting through one or more of its branches or any Affiliate thereof, collectively, “SG”), as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement referred to below.
PRELIMINARY STATEMENTS:
WHEREAS, School Bus Holdings, the Intermediate Parents, the Borrower, the Lenders party thereto and Société Générale, as Administrative Agent, entered into that certain Credit Agreement, dated as of June 27, 2014 (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Parent consummated a Qualified IPO on February 24, 2015;
WHEREAS, the Parent will join the Credit Agreement and the other Loan Documents as a Guarantor thereunder and, from and after the Amendment No. 1 Effective Date (as defined in Section 2 below), shall assume all the obligations of Holdings and a Loan Party for all purposes under the Credit Agreement and the other Loan Documents; and
WHEREAS, the Borrower wishes to effect an extension of the maturity date of the Revolving Facility and certain additional amendments to the Credit Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the Borrower, the other Loan Parties party hereto, the Parent, the Administrative Agent and the Lenders party hereto have agreed to amend the Credit Agreement on the terms and conditions hereinafter set forth.
SECTION 1.Amendments to the Credit Agreement. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended as follows:
(a)Section 1.01 of the Credit Agreement is amended by adding in the appropriate alphabetical order the following new definitions:
“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of September 28, 2015, among the Parent, School Bus Holdings, the Intermediate Parents, the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 1 Effective Date” means the date on which all the conditions precedent to effectiveness of Amendment No. 1, as set forth therein, are satisfied or waived in accordance therewith.
“Blue Bird Global” means Blue Bird Global Corporation (f/k/a Blue Bird Corporation), a Delaware corporation.
“Capitalized Dividend Payments” means, with respect to the Preferred Shares, the payment of any portion of dividends on such shares with the issuance of additional Preferred Shares or common Equity Interests of Holdings, and not in cash, pursuant to the terms of the Preferred Shares Certificate of Designations.

Exhibit 4.6

“Dividend Payment Date” means, with respect to any issued and outstanding Preferred Shares, March 15, June 15, September 15 and December 15 of each applicable fiscal year, beginning with December 15, 2015.
“Internally Generated Cash Flow” means, with respect to any period, any cash of the Borrower and its Restricted Subsidiaries generated during such period, excluding the Net Proceeds of and any cash that is generated from incurrence of Indebtedness or issuance of (or contributions in respect of) any Equity Interests.
“Parent” means Blue Bird Corporation (f/k/a Hennessy Capital Acquisition Corp.), a Delaware corporation, of which School Bus Holdings is a direct, wholly-owned Subsidiary.
“Peach County Holdings” means Peach County Holdings Inc., a Delaware corporation.
“Preferred Shares” means the 7.625% Series A Convertible Cumulative Preferred Stock of Holdings issued in accordance with that certain Second Amended and Restated Certificate of Incorporation of Holdings, dated as of February 24, 2015, and the Preferred Shares Certificate of Designation of which 729,435 total preferred shares have been issued and remain outstanding as of the Amendment No. 1 Effective Date, as such amount may be decreased or increased, as the case may be, from time to time upon cancellation of any thereof or conversion of any portion of such Preferred Shares to common stock of Holdings or upon payment of any Capitalized Dividend Payments, in each case, in accordance with the terms of the Preferred Shares Certificate of Designations as in effect on February 24, 2015.
“Preferred Shares Certificate of Designations” means that certain Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Holdings, as in effect on February 24, 2015, and as filed with the Secretary of State of the State of Delaware on such date.
“School Bus Holdings” means School Bus Holdings Inc., a Delaware corporation.
“Specified Preferred Share Dividend Payment” means, as of any Dividend Payment Date, the payment of cash dividends in respect of the aggregate issued and outstanding Preferred Shares as of the relevant dividend record date set forth in the Preferred Shares Certificate of Designations, as and when declared by the board of directors of Holdings and in such dollar amounts as are determined, in each case, in accordance with the terms of the Preferred Shares Certificate of Designations.
“Warrants” means the warrants issued to purchase one-half of a share of the common stock of Parent at a price of $5.75 per half share, issued by Parent, of which 11,500,000 Warrants are outstanding as of the Amendment No. 1 Effective Date.
(b)Section 1.01 of the Credit Agreement is further amended by amending the definition of:
(i)“Available Amount” by (x) adding “plus” at the end of clause (b)(iii) thereto and adding a new clause (b)(iv) to read as follows:
“(iv) the aggregate amount of Restricted Payments made in reliance on Section 6.06(a)(xi) prior to the Reference Time.”
(ii)“Consolidated EBITDA” by deleting “and” at the end of clause (i)(M) thereto and adding a new clause (i)(O) thereto to read as follows:
“(O)    third-party costs and expenses incurred in connection with compliance with and filings relating to public company requirements and regulations, including, costs relating to audit fees and quarterly reviews, legal expenses, Directors & Officers liability insurance costs and related expenses and director’s fees and expenses.”

Exhibit 4.6

(iii)“Excess Cash Flow” by amending:
(1)clause (b)(v) therein by replacing the reference to “internally generated cash flow” contained in the third line therein with “Internally Generated Cash Flow” in place thereof; and
(2)clause (b)(vi) by amending and restating it in its entirety to read as follows:
“the amount of dividends paid and other Restricted Payments made during such period pursuant to Sections 6.06(a)(iv), 6.06(a)(v)(B), 6.06(a)(v)(C), 6.06(a)(v)(E), 6.06(a)(ix) and 6.06(a)(x), in each case, to the extent such dividends or other Restricted Payments were financed with Internally Generated Cash Flow,”
(iv)“Holdings” is amended and restated in its entirety to read as follows:
“‘Holdings’ means, (a) prior to the effectiveness of Amendment No. 1, School Bus Holdings and (b) from and after the effectiveness of Amendment No. 1, the Parent.”.
(v)“Indebtedness” is amended by adding at the end thereof a new sentence to read: “For the avoidance of doubt, obligations in respect of the Preferred Shares shall not constitute Indebtedness.”.
(vi)“Intermediate Parent” is amended and restated in its entirety to read as follows:
“‘Intermediate Parent’ means, (a) prior to the Amendment No. 1 Effective Date, (i) Peach County Holdings and (ii) Blue Bird Global; and (b) from and after the Amendment No. 1 Effective Date, (i) School Bus Holdings, (ii) Peach County Holdings, (iii) Blue Bird Global and (iv) any other Wholly Owned Subsidiary of Holdings and of which the Borrower is a Wholly Owned Subsidiary.”.
(vii)“Revolving Maturity Date” is amended by replacing the reference to “fifth anniversary” contained therein with “sixth anniversary” in place thereof.
(c)Section 6.03(a) of the Credit Agreement is amended by:
(i) amending and restating clause (i) thereto in its entirety to read as follows:
“(i)    (A) Holdings or any Intermediate Parent may merge, amalgamate, consolidate with and into Holdings or any Intermediate Parent; provided that Holdings shall be the continuing or surviving Person, (B) any Restricted Subsidiary or Intermediate Parent may merge with and into the Borrower; provided that the Borrower is the continuing or surviving Person, or (C) in the case of any Restricted Subsidiary (other than the Borrower), any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging with another Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;”; and
(ii) deleting “and” at the end of clause (v) thereto, (ii) replacing the “.” at the end of clause (vi) with “;” and (iii) a new clause (vii) to read as follows:
“(vii)    The Borrower may, upon not less than thirty (30) days’ prior notice to the Administrative Agent (or such shorter period as the Administrative Agent may reasonably agree), elect to convert its corporate form to a limited liability company organized in the State of Delaware or in any other United States jurisdiction reasonably satisfactory to the Administrative Agent; provided that (i) its constitutive documents will expressly provide that the Equity Interests in the Borrower are a “security” governed by Article 8 of the Uniform Commercial Code, (ii) its Equity Interests shall be certificated and pledged to the Administrative Agent, together with appropriate transfer powers endorsed in blank, and (iii) the Borrower shall have delivered, recorded or effected such other filings, notices and recordations as the Administrative Agent may deem reasonably necessary or desirable for the Collateral and Guarantee Requirements to be satisfied.”.

Exhibit 4.6

(d)Section 6.03(c) of the Credit Agreement is amended by adding a new parenthetical immediately following the reference to “issuance or registration of its Equity Interests” contained in clause (iv) therein to read “(including, for the avoidance of doubt, the Preferred Shares)”.
(e)Section 6.06(a) of the Credit Agreement is amended by:
(i)amending clause (ii) thereof by adding “or, in the case of the Preferred Shares, in additional Preferred Shares in accordance with the terms of the Preferred Shares Certificate of Designations” at the end thereof.
(ii)amending clause (vi) therein by replacing the figure “1.75” contained therein with the figure “2.75” in place thereof;
(iii) (x) deleting “and” at the end of clause (a)(vii) therein, (y) replacing the “.” at the end of clause (a)(viii) therein with a “,” and (z) adding a new clause (a)(ix) thereafter to read as follows:
“(ix)    from and after the Amendment No. 1 Effective Date, the Borrower and any Intermediate Parent may make Restricted Payments to Holdings, which proceeds shall be applied by Holdings or any Intermediate Parent to make Restricted Payments in an amount not to exceed the cash portion, if any, of Specified Preferred Share Dividend Payments that (A) have accrued and are due and payable as of the applicable Dividend Payment Date and (B) have been declared by the board of directors of Holdings as cash dividends for such Dividend Payment Date in respect of Preferred Shares then outstanding, in each case, in accordance with the terms of the Preferred Shares Certificate of Designations; provided, that (1) the proceeds of such Restricted Payments permitted under this Section 6.06(a)(ix) shall be used solely to pay Specified Preferred Share Dividend Payments that are due and owing, (2) such Restricted Payments shall be made not more than quarterly and (3) no Event of Default has occurred or would result, after giving Pro Forma Effect to such Restricted Payment, at the time such Specified Preferred Share Dividend Payments is declared.”; and
(iv)adding a new clause (x) thereto to read as follows:
“(x)    from and after the Amendment No. 1 Effective Date, Holdings, the Borrower and any Intermediate Parent may make additional Restricted Payments; provided that (1) no Event of Default exists or would result therefrom and (2) the Total Net Leverage Ratio, on a Pro Forma Basis as of the end of the most recently ended Test Period after giving effect to such Restricted Payment, does not exceed 2.25 to 1.00; and”; and
(v)adding a new clause (xi) thereto to read as follows:
(xi) from and after the Amendment No. 1 Effective Date, Holdings, the Borrower and any Intermediate Parent may make Restricted Payments in an aggregate total amount not to exceed the Available Amount at such time, which proceeds shall be applied to finance the tender offer by Holdings of outstanding Warrants in accordance with the terms thereof; provided, that (1) the proceeds of such Restricted Payments permitted under this Section 6.06(a)(xi) shall be used solely to finance the specified tender offer of Warrants and (2) no Event of Default has occurred or would result from such Restricted Payment on a Pro Forma Basis.”.
(f)Section 6.06(b)(iv) of the Credit Agreement is amended by replacing the figure “2.25” contained therein with “2.75” in place thereof.
(g)Section 6.07 of the Credit Agreement is amended by replacing the reference to “the Effective Date” contained in clause (vi) thereto with “the Amendment No. 1 Effective Date” in place thereof.
(h)Schedule 3.12 of the Credit Agreement is hereby supplemented with the supplement thereto annexed hereto as Schedule 3.12.
(i)Schedule 6.07 is hereby supplemented with the supplement thereto annexed hereto as Schedule 6.07.
(j)The Credit Agreement and each other Loan Document is further amended by replacing all references to “Blue Bird Body Corporation” contained in each therein with “Blue Bird Global Corporation” in place of each thereof.

Exhibit 4.6

SECTION 2.Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Amendment No. 1 Effective Date”) when, and only when, each of the following conditions have been satisfied or waived in accordance with the terms therein:
(a)The Administrative Agent shall have received counterparts of this Amendment executed by (i) the Administrative Agent, (ii) the Borrower and each other Loan Party and Blue Bird Corporation, and (iii) the Required Lenders and (iv) solely with respect to the amendment specified in Section 1(b)(vii) herein, Lenders representing 100% of Revolving Commitments;
(b)The Borrower shall have paid, (i) for the account, without duplication, of each Lender that has returned an executed signature page to this Amendment (each such Lender, a “Consenting Lender”) at or prior to 5:00 pm (New York City time) on Thursday, September 24, 2015, fees in the amount equal to 0.125% of the sum of such Consenting Lender’s (x) principal amount of outstanding Term Loans, in the case of a Term Lender, and (y) Revolving Commitments in the case of a Revolving a Lender, in each case, as in effect immediately prior to the Amendment No. 1 Effective Date; (ii) all fees payable to SG and the Administrative Agent as agreed in writing with the Borrower; and (iii) all reasonable and documented out-of-pocket fees and expenses (limited to, with respect to legal fees and costs, the reasonable and documented out-of-pocket fees and expenses of Paul Hastings LLP) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and other matters relating to the Loan Documents.
(c)the Administrative Agent shall have received a (i) certificate of a Responsible Officer of each Loan Party and the Parent, dated the Amendment No. 1 Effective Date, certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent governing body) of such Loan Party and the Parent authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (ii) such certificates of resolutions or other action, incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as an Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party and the Parent is a party or is to be a party; and (iii) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s and Parent’s jurisdiction of incorporation, organization or formation;
(d)(i) The representations and warranties of the Parent, the Borrower and each other Loan Party contained in this Amendment or any other Loan Document shall be true and correct in all material respects prior to and after giving effect to this Amendment and the transactions contemplated herein; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and provided, further, that the representation set forth in Sections 3.12 and 3.18 of the Credit Agreement as of the Amendment No. 1 Effective Date shall incorporate any relevant supplemental schedules included in any Joinder Agreements delivered pursuant to Section 2(g) hereto regarding necessary filings and actions to be undertaken to perfect the first priority security interest of the Administrative Agent in Collateral pledged by the Parent and any other Loan Party, (ii) no Default or Event of Default shall exist, or would result from (x) the consummation of the other transactions contemplated hereby, including from the application of the proceeds therefrom and (y) the amendments to the Loan Documents contemplated hereby, and the other transactions contemplated hereby;
(e)the Administrative Agent shall have received a certificate dated as of the Amendment No. 1 Effective Date and executed by a Responsible Officer of the Borrower as to the matters set forth in Section 2(d) of this Amendment;
(f)the Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Schulte Roth & Zabel LLP, special counsel to the Loan Parties and (ii) Smith, Gambrell & Russell, LLP, Georgia counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(g)the Administrative Agent shall have received (x) Joinder Agreements with respect to the Collateral Agreement and Master Guarantee Agreement executed by the Parent, together with updated schedules to each thereof and updated schedules to the Credit Agreement, as applicable, and the information required to be provided pursuant to Section 5.03(a) of the Credit Agreement and (y) delivery of all certificates

Exhibit 4.6

representing equity interests in School Bus Holdings, together with undated stock transfer powers endorsed in blank; and
(h)the Administrative Agent shall have received evidence that, substantially simultaneously with the effectiveness of this Amendment (or as otherwise agreed with the Administrative Agent), all actions, recordings and filings under the Uniform Commercial Code or otherwise required to be made pursuant to the Collateral and Guarantee Requirements with respect to the Parent and the other Loan Parties as requested by the Administrative Agent shall have been taken, completed or otherwise provided in a manner reasonably satisfactory to the Administrative Agent in order to create and maintain the Administrative Agent’s perfected first priority security interests in the Collateral, in the manner, and to the extent required by, the Collateral and Guarantee Requirements specified in the Credit Agreement, which requirements shall include the requirements of Section 5.12 of the Credit Agreement and shall include the delivery of a recent Lien and judgment search with respect to the Parent in each jurisdiction reasonably requested by the Administrative Agent.
For purposes of determining compliance with the conditions specified in this Section 3, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Amendment No. 1 Effective Date specifying its objection thereto.
SECTION 3.Parent Joinder to Credit Agreement. By execution of this Amendment, the Parent hereby acknowledges, agrees and confirms that, from and after the Amendment No. 1 Effective Date, the Parent will be deemed to be a Loan Party under the Credit Agreement and a Guarantor for all purposes of Credit Agreement and each other Loan Document and shall have all of the rights, benefits, duties and obligations of a Loan Party and a Guarantor. By execution of this Agreement, the Parent hereby assumes any all the duties and obligations of “Holdings” and of a Guarantor thereunder as if it had executed the Credit Agreement and all applicable Loan Documents. The Parent hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including, without limitation, (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The Parent hereby agrees that each reference to a (a) “Holdings” in the Credit Agreement or any other Loan Document shall include the Parent, except as provided therein, (b) “Guarantor” or “Guarantors” in the Credit Agreement or any other Loan Document shall include the Parent, except as provided therein and (e) “Grantor” or “Grantors” in the Collateral Agreement or any other Loan Document shall include the Parent, except as provided therein. The Parent acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms of each thereof. The Parent hereby acknowledges and agrees that this Agreement is a Loan Document and each reference in the Credit Agreement or any Loan Document to the “Loan Documents” shall mean and include a reference to this Amendment and Joinder Agreement.
SECTION 4. Consent and Affirmation of the Loan Parties. Each Loan hereby consents to the amendment of the Credit Agreement and the other Loan Documents effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Amendment or in any other Loan Document to which it is a party, are and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by such Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents.
SECTION 5.Confirmation of Representations and Warranties. (a) Each Loan Party and the Parent hereby represents and warrants, on and as of the Amendment No. 1 Effective Date, that the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the Amendment No. 1 Effective Date, before and after giving effect to this Amendment, as though made on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that any

Exhibit 4.6

representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects as of such respective dates.
(a)Each Loan Party and the Parent represents and warrants, on and as of the Amendment No. 1 Effective Date, that: (i) it has the requisite power to execute and deliver this Amendment, and all corporate or other action required to be taken by it for the due and proper authorization, execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby has been duly and validly taken; (ii) this Amendment has been duly authorized, executed and delivered by it; and (iii) no order, consent, approval, license, authorization or validation of or filing, recording or registration or exemption by or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of this Amendment.
(b)Each Loan Party and the Parent hereby represents and warrants that both immediately before and after giving effect to the Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default or would result therefrom.
SECTION 6.Reference to and Effect on the Credit Agreement and the other Loan Documents.
(a)On and after the effectiveness of this Amendment, each reference in the Credit Agreement and the other Loan Documents to “this Amendment”, “hereunder”, “hereof’ or words of like import referring to the Credit Agreement or such other Loan Document shall mean and be a reference to the Credit Agreement or such Loan Document as amended by this Amendment.
(b)The Credit Agreement and each other Loan Document as specifically amended by this Amendment are and shall continue to be in full force and effect and are hereby in all respects ratified, consented to and confirmed. This Amendment shall be a “Loan Document” for purposes of the definition thereof in the Credit Agreement and the other Loan Documents.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document.
SECTION 7.Expenses. Each of the Loan Parties hereby reconfirms its respective obligations pursuant to Section 9.03 (and subject to any limitations set forth therein) of the Credit Agreement to pay the reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent in connection with this Amendment.
SECTION 8.Loan Document. The parties hereto acknowledge and agree that this Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 9.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by email, telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 10.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 11.Headings. Section headings are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
SECTION 12.Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired hereby.
SECTION 13.Notices; Successors; Waiver of Jury Trial. All communications and notices hereunder shall be given as provided in the Credit Agreement. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Amendment or any other Loan Document.
[Signature Pages Follow.][Blue Bird - Amendment No. 1 - Signature Page]
LEGAL_US_E # 116810117.10

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective Responsible Officers as of the date first above written.

Exhibit 4.6

BLUE BIRD BODY COMPANY,
as the Borrower

By: /s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer
(principal executive officer)

BLUE BIRD CORPORATION (f/k/a Hennessy Capital Acquisition Corp.), as Holdings and as Guarantor

By: /s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer
(principal executive officer)

SCHOOL BUS HOLDINGS INC.,
as Intermediate Parent and as Guarantor

By: /s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer
(principal executive officer)

PEACH COUNTY HOLDINGS INC.,
as Intermediate Parent and as Guarantor

By: /s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer
(principal executive officer)

BLUE BIRD GLOBAL CORPORATION (f/k/a Blue Bird Corporation), as an Intermediate Parent and as Guarantor

By: /s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer
(principal executive officer)

Exhibit 4.6

Société Générale,
as Administrative Agent

By: /s/ Carol Radice
Carol Radice
Director

Société Générale,
as Required Lender and Revolving Lender

By: /s/ Michael Finkelman
Michael Finkelman
Managing Director

LEGAL_US_E # 116810117.10

Schedule 3.12
to Amendment No. 1 and Joinder Agreement

Supplement to Schedule 3.12 of the Credit Agreement
Subsidiaries

Loan Party	Name of Subsidiary	Percentage of Subsidiary Owned by such Loan Party
Blue Bird Corporation (f/k/a Hennessy Acquisition Capital Corp.)	Schools Bus Holdings Inc.	100%

Schedule 6.07
to Amendment No. 1 and Joinder Agreement

Supplement to Schedule 6.07 of the Credit Agreement
Existing Affiliate Transactions

1.
Registration Rights Agreement, dated February 24, 2014, by and among Blue Bird Corporation (formerly known as Hennessy Capital Acquisition Corp.), The Traxis Group B.V., The Osterweis Strategic Income Fund, The Osterweis Strategic Investment Fund, Overland Relative Value Master Fund LP, Overland Viceroy Master Fund, Coliseum School Bus Holdings, LLC, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners LLC - Series A, entered pursuant to the terms of a purchase agreement, dated as of September 21, 2014 (as amended on February 10, 2015 and February 18, 2015), in connection with the purchase by the Parent of all of the outstanding capital stock of School Bus Holdings Inc., as such Registration Rights Agreement is in effect on the Amendment No. 1 Effective Date.

2.
Lock-Up Letter Agreement, dated February 24, 2015, by The Traxis Group B.V., entered pursuant to the terms of a purchase agreement, dated as of September 21, 2014 (as amended on February 10, 2015 and February 18,

Exhibit 4.6

2015), in connection with the purchase by the Parent of all of the outstanding capital stock of School Bus Holdings Inc., as such Lock-Up Letter Agreement is in effect on the Amendment No. 1 Effective Date.